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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

  ARCADIA RESOURCES ISSUES CHAIRMAN'S LETTER TO SHAREHOLDERS INCLUDING EARNINGS
                        RELEASE AND FILING OF FORM 10-K
           --AMEX APPROVES LISTING OF SHARES UNDER NEW SYMBOL "KAD"--

SOUTHFIELD, MI: JUNE 29, 2006: Arcadia Resources, Inc. (OTCBB: ACDI), announced today the filing of its Form 10-K with the Securities and Exchange Commission along with quarterly and annual results for the year ended March 31, 2006. Chairman and CEO of Arcadia John E. Elliott II issued the following letter to Arcadia's shareholders:

Dear Valued Shareholders:

"We are pleased to announce the results of our first full year of operations ended March 31, 2006, during which we grew 10.2% organically and acquired 15 entities, in both the home care services and durable medical and respiratory equipment (DME) areas," said Chairman and CEO, John E. Elliott II. "It has been an exciting year of learning, team-building, recognizing opportunities and capitalizing on ideas. I would like to thank our employees for a year of hard work resulting in solid progress toward our Company's goals. We plan to continue along our path of strong internal growth coupled with selective acquisitions and initiation of start up locations. Recently, we agreed to place nine walk-in, routine (non-emergency) medical clinics inside select Meijer supercenter stores in Indiana over the next 12 months. We believe the furtherance of consumer-driven health care is quickly evolving for patients in the United States and we intend to be a big part of this movement toward more patient choice -- driven by accessibility, lifestyle choices and personal spending latitude, rather than by insurance or managed care companies or the traditional government programs."

Our consumer healthcare business continues to be our emerging business that we believe to be the future of healthcare. It incorporates our people and our products. We also plan to continue to open stores or clinics within other hosts. Although this had been a gradual process, we believe that we are building a strong business that will be built to last. We expect product mix, location and awareness through advertising and other sales techniques to be our formula for success. We have learned much from the last year of starting and operating the Retail Division of Arcadia. We recently enhanced our "virtual" business with Sears, as the "Health and Wellness" banner on their website, Sears.com. The same products are available on our Company's web site. Our diverse product and service offerings somewhat insulate us from unfavorable changes in reimbursement from any group of payors or customers as only 24% of our revenues come from governmental sources, 45% from an array of institutional clients, and the remainder from private insurers and patients.

We continue to integrate the products and services of Arcadia into full-line locations, initially focused on our Florida, Illinois, Michigan and North Carolina operations. We are focused on meeting the needs of both our patients and referral sources. The full-line locations enhance our capabilities to bring a more comprehensive home health care solution to the community. We have branded the Arcadia name in these locations and will continue to build brand recognition.


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We continually challenge our sales and marketing strategies and our delivery of products and services to achieve better customer satisfaction, market share and operating results. Our people are our strongest asset and we will continue to invest in the development of our "human capital". Our Services Division, Arcadia Services, is a national provider of home care and staffing services currently operating in 19 states through its 76 locations. Our Products Division includes Arcadia HOME (home oxygen and medical equipment), which provides respiratory and durable medical equipment to patients in 11 states through its 25 locations, including a full-service mail-order pharmacy operated for the benefit of all of our patients. Our Retail Division consists of six retail operations, a home health-oriented mail order catalog and a related retail website.

John Elliott II said, "We are very pleased the AMEX has approved our application for listing. A transition to the AMEX is in the best interest of our shareholders. As a nationally recognized exchange, and one of the U.S.'s largest, an AMEX listing favorably positions us to reach a much broader investment audience, including greater access to institutional investors, while increasing our liquidity and transparency. We expect to start trading next week under the symbol "KAD"." The Company's Amex listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

Thank you for your continued support of Arcadia,

JOHN E. ELLIOTT II

CHAIRMAN AND CEO OF ARCADIA RESOURCES, INC.

FINANCIAL HIGHLIGHTS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2006

For the quarter ended March 31, 2006, Arcadia increased net sales by 19.5% to $34.2 million from $28.6 million for the quarter ended March 31, 2005. Gross profit margin increased 29% to $11.5 million from $8.9 million, net loss decreased from $6.9 million to $1.2 million and net loss per share decreased from $0.10 per share to $0.01 per share over the same time periods. The Company had positive cash flow from operations for the quarter ended March 31, 2006 of $855,000 compared to a negative amount of $610,000 for the quarter ended March 31, 2005.

For the year ended March 31, 2006, Arcadia increased net sales by 24% to $130.9 million from $105.3 million for the year ended March 31, 2005. For the year ended March 31, 2006, gross profit margin increased 38% to $43.4 million from $31.4 million for the year ended March 31, 2005, and net loss decreased to $4.7 million from $7.4 million for the same periods. Net loss per share decreased to $0.06 per share for the year ended March 31, 2006 from $0.11 per share for the period from May 10 through March 31, 2005 (post-merger). The Company had negative cash flow from operations for the year ended March 31, 2006 of $7.4 million compared to a negative amount of $7.6 million for the year ended March 31, 2005.

Earnings (losses) before interest, income taxes, depreciation and amortization (EBITDA) were $1,244,000 for the year ended March 31, 2006 compared to $(3,703,000) for the year ended March 31, 2006. The presentation bridges from Net Loss to EBITDA and is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated


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in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. Management has chosen to present the table below to enable the reader to more readily understand the Company's EBITDA measurement due to the requirement to classify the depreciation and amortization related to certain revenue-producing fixed assets as a component of cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the income statement.

Reconciliation of EBITDA to Net Income:

                                              YEAR                YEAR
                                              ENDED               ENDED
(IN THOUSANDS)                            MARCH 31, 2006      MARCH 31, 2005
                                         ---------------      ---------------
Net Loss                                 $        (4,711)     $        (7,434)
Add back: Income tax expense                         119                  186
Add back: Debt Discount Amortization                 933                 1228
Add back: Interest Expense                         1,524                  946
Deduct: Other income                                  --                  (87)
Depreciation and Amortization                      3,379                1,458
                                         ---------------      ---------------
EBITDA                                   $         1,244      $        (3,703)


ABOUT ARCADIA RESOURCES, INC.

Arcadia Resources, Inc. is a leading national provider of home care and staffing services, respiratory and durable medical equipment. Arcadia's operations include home health care services; non-medical and medical staffing, including travel nursing; provision of respiratory and durable medical equipment to patients in the home; and a mail-order catalog of home health care-oriented products and is working toward establishing walk-in clinics in supercenter-type retail stores. The Company's comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local health care sites. For more information, visit: www.arcadiaresourcesinc.com.

For investor inquiries, contact Geoffrey Eiten, Investor Relations, National Financial Network, 781-444-6100 x613, geiten@nationalfc.com. See also http://www.nfnonline.com/acdi.

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, if applicable to the Company, and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for retail store health clinic services, required capital investment, build-out schedules, competition, and other factors. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.


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